Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
spatializeraudiolabs@yahoo.com
SPATIALIZER AUDIO LABORATORIES DECLARES CASH DIVIDEND
Dividend of $0.021 per Share to be Paid to Common Stockholders of Record on April 15, 2008
     Los Angeles, Calif., April 7, 2008- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) (SALI) today announced that, on April 4, 2008, its Board of Directors declared a cash dividend of $0.021(US) per share on its Common Stock. The dividend will be paid on April 22, 2008 to stockholders of record on April 15, 2008. Based on outstanding shares of 65,000,000, it is anticipated that the aggregate amount of the cash dividend will be approximately $1,365,000.
     About Spatializer
     Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations and is awaiting the distribution of its cash assets. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at spatializeraudiolabs@yahoo.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the lack of future revenue and cash generating assets, the indeterminate amount of any future cash distribution, if any, unasserted claims against the remaining assets, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: . Spatializer® is a registered trademark of DTS, Inc.. All other trademarks are the property of their respective owners.
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